Exhibit 5.1

1600 El Camino Real Menlo Park, CA 94025	New York Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong
650 752 2000 FAX 650 752 2111

June 19, 2009

E*TRADE Financial Corporation
135 East 57th Street
New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel for E*TRADE Financial Corporation, a Delaware company (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-158636) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the sale from time to time of various securities, including shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based on the foregoing, we advise you that, in our opinion, when the 500,000,000 shares of Common Stock (the “Shares”) to be issued and sold under the Underwriting Agreement dated June 18, 2009, made by and between the Company, J.P. Morgan Securities Inc. and Sandler O'Neill & Partners, L.P., as representatives of the several underwriters named therein (the “Underwriting Agreement”), have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement, and under the caption “Legal Matters” in the preliminary prospectus supplement dated June 17, 2009, and in the prospectus supplement dated June 18, 2009, each relating to the Shares.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell